Exhibit 99.3

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

Operator

Welcome to today’s conference call announcing the business combination of Origin Materials and Artius Acquisition Inc. Joining us on the call are Boon Sim, co-founder and Chief Executive Officer of Artius, Rich Riley Co-Chief Executive Officer of Origin and John Bissell, Co-Founder, and Co-Chief Executive Officer of Origin.

We would first like to remind everyone that this call contains forward-looking statements including, but not limited to, Origin Materials and Artius Acquisition’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook; the cash resources, plans and prospects of the combined entity; expected valuations of the combined entity; and the timing and completion of the transaction. Commentary on these topics constitutes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are inherently subject to risks and uncertainties, and they are not guarantees of performance. We encourage you to read the press release issued today, the accompanying presentation, and Artius Acquisition’s public filings with the SEC, including a Registration Statement on Form S-4 that will be filed in the coming days and available on the SEC’s website, and, in particular, the section or sections titled Risk Factors, for a discussion of the risks that can affect the transaction, Artius Acquisition’s and Origin’s business, and the outlook of the combined company.

Origin Materials and Artius Acquisition are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This conference call is for informational purposes only and shall not constitute an offer to buy any securities or a solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

And now, I would now like to introduce Boon Sim.

Boon Sim, Artius Acquisition

Good morning and welcome everyone. Artius Acquisition is a special purpose acquisition company launched in July 2020 with $725 million in trust. My co-founder, Charles Drucker and I, founded Artius Acquisition with the objective of investing in a company that has a validated disruptive platform technology, a very large addressable market and strong secular tailwinds that we can help become a global leader.

Using our highly methodical investment framework, we evaluated numerous companies in the past six months. As Artius is considered a top tier SPAC, we had our choice of merger partners, including many recently announced deals in the EV, Tech, Fin-Tech and Disruptive Tech space. Staying disciplined and true to our framework, we reviewed many successful companies that ultimately did not meet our criteria for what constitutes a sustainable long-term winning business model.

Today, we are excited to discuss Origin Materials, a company that has met and exceeded our very high bar for investment. We believe Origin will play a key role in helping large global companies in major industries reduce their CO2 footprint and fulfill their net-zero carbon pledges.

Charles and I conducted extensive diligence on Origin, engaging world-class domain experts as well as auditors and legal counsel. Over the last three months we were able to verify Origin’s claim on carbon zero or negative carbon and stress tested their business model, leaving no stone unturned.

Equally important, Artius along with our advisors, including Credit Suisse, made over 40 diligence calls to key and potential customers and industry participants. We spoke with both current and former CEOs and key decision makers to verify industry trends, customer demand, and Origins’ technology. We are pleased to note that the company’s claims have been independently evaluated and confirmed by domain experts, consultants, and the company’s key customers and strategic partners.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

With over 60 collective years of building and leading businesses, Charles and I have transformed companies into global leaders and are well positioned to help Origin achieve commercial scale and rise to meet its large and growing customer demand.

We are excited about this investment opportunity because Origin has a highly unique platform technology that can convert sustainable plant-based feedstock into zero or negative carbon materials for use in plastics, fabrics, tires and many types of fossil-based material with an estimated addressable market exceeding $1 trillion. And just as important, Origin can supply customers at a cost that we believe is price competitive to fossil-based material without assuming a green premium. To that end, Origin now has over $1 billion of customer demand from Pepsi, Nestle, and Danone, among others.

I’ll add a few words about the transaction parameters: the implied equity value of the combined company is approximately $1.8 billion, with a post money enterprise value just under $1 billion. That implies a multiple of 1.2x projected 2026 revenue and 3.4x projected 2026 EBITDA. Our PIPE was upsized and heavily oversubscribed at $200 million. The transaction should result in $925 million in cash to the combined company before expenses, assuming no redemptions by our shareholders. Importantly, Origin’s shareholders and management are rolling over 100% of their equity into this transaction, showing both their commitment and belief in the company’s long-term growth potential.

With that, I would now like to turn the call to the Co-CEO of Origin, Rich Riley to tell you more about the company.

Rich Riley, Origin Materials

Thanks Boon, and thank you to everyone joining us today. As an investor in Origin for over a decade, I have been active in the company’s remarkable story long before joining as its Co-CEO. Over this period, I have been incredibly impressed with what Origin’s founding team built and I am convinced that the company has the technology, customer demand and market opportunity to become a true category leader.

Origin’s mission is to enable the world’s transition to sustainable materials, and we believe we are positioned to spearhead this shift based on the simple yet powerful fact that our technology was built around converting the lowest cost feedstock into decarbonized, supply chain ready materials.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

The world is facing a major carbon problem and urgently needs a solution to reduce carbon emissions. Governments around the world are acknowledging and responding to the carbon crisis, with many countries and states committing to net-zero economies within the next 25-30 years. Similarly, investor sentiment for carbon reduction has never been stronger, with more than $40 trillion of assets under management committed to reducing the carbon in their portfolio to net zero. Most significantly for Origin, there has been a tsunami of major corporate carbon neutral commitments. Helping companies meet their decarbonization goals is what drives our business.

In order to meet these goals, companies will have to find an alternative to petroleum, which is used in the production of countless ubiquitous products such as packaging, car parts, tires, carpeting, clothing and other textiles. While 55% of global carbon emissions come from energy generation and transport, 45% come from the production of materials for these consumer and industrial products. Over ten million barrels of oil per day are used to create materials, in the process releasing massive quantities of new carbon into the atmosphere.

Origin’s vision for the future is to replace these ten million barrels per day with non-food, sustainable feedstocks, while capturing carbon in the process. As a tree grows, it consumes existing carbon dioxide from the atmosphere that is released back into the atmosphere when the tree dies and decays. However, Origin’s technology captures the CO2 from the plant-based feedstock, thereby reducing CO2 emissions by greater than 100%.

Origin’s solution doesn’t require companies to change their products and instead drops right into their current processes with a material almost identical to what they currently use, the only critical difference is that it was made from plants instead of petroleum.

The obvious place to start this transition to sustainable, plant-based materials is plastics, which are an enormous and rapidly growing portion of the world’s materials. And when we refer to plastics, the opportunity is not just water bottles and other packaging, we also mean textiles and other materials. Capturing even a small portion of the incremental annual growth in plastics will provide more than enough demand to build Origin’s business.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

This is the path for us to deliver carbon negative materials at massive scale, dramatically reducing carbon emissions and creating products that are readily recyclable with the existing global infrastructure.

With that, I would like to turn it over to John Bissell, Origin’s Co-Founder and Co-CEO.

John Bissell, Origin Materials

Thanks Rich. Unlike other biomaterial companies, which serve smaller niche markets, Origin is structurally advantaged to address a massive $1 trillion total addressable market that is just beginning to transition from petroleum feedstocks to sustainable ones. As Rich discussed, the imperative for carbon reduction is driving incredibly strong customer demand for sustainable alternatives to petroleum-based raw materials.

As previously highlighted, our current order book sits at approximately $1 billion which includes take-or-pay contracts, capacity reservations or other contractual arrangements. Customers have already paid us large sums in advance, merely to reserve capacity on plants yet to be built.

We believe Origin is uniquely positioned to build a world class decarbonized materials company for the 21st century. The capital from this transaction is the fuel that will allow us to begin to serve the enormous market demand for decarbonized materials.

We have strategic relationships with three of the world’s largest buyers of plastic – Nestle, Danone and Pepsi, who are all investors in the company. These companies have rigorously tested our technology and produced bottles using our materials, ensuring that Origin can meet their high standards. Notably, all three have signed offtake agreements worth several hundred million dollars and have representatives on our Board. To further size the opportunity, meeting the annual needs of these three companies alone could require more than 20 commercial facilities, representing a massive revenue opportunity.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

Origin’s technology platform uses chemistry to convert carbon-negative feedstocks like wood, post-consumer cardboard, and construction wastes into two principal intermediates: CMF and HTC. These intermediates are chemically flexible, and can be used to create many different products that we use in everyday life. Our technology platform can be applied across a significant portion of the chemicals and materials industry – which currently use oil and gas as both a feedstock and energy source in manufacturing.

By using carbon negative feedstocks in our flexible platform, we can swap out the back end of the physical economy in order to reduce the carbon footprint of a huge number of those physical goods.

While the flexibility of our platform enables us to address an incredibly wide range of materials, the product that we will make from CMF initially is PET.

PET is a very widely used material due to its beneficial properties, and importantly is the polymer with the largest and most established recycling infrastructure.

Origin is the only company that can make PET that is chemically identical using a carbon negative process—not by buying offsets. Our drop-in ready, sustainably made PET enables customers to decarbonize their products without having to redesign them or re-tool supply chains, and without compromising recyclability.

Finally, in the future, we plan to use our platform to produce a degradable polyester with enhanced performance.

Origin’s HTC is a diverse high-potential carbon negative platform material, that we will use in the near term to produce fuel for power production and activated carbon. In the longer term, we plan to use HTC to create a carbon black replacement and a suite of next-generation agriculture products.

The carbon black replacement is particularly exciting. Carbon black is an industrial product that is critical to transportation—it improves the longevity and efficiency of tires, and can make up as much as 30% of the tire by weight. The existing carbon black production process depends on fossil fuels and leaves carcinogenic polyaromatic hydrocarbons in the end product. Origin’s platform produces a sustainable alternative with no detectable polyaromatic hydrocarbons.

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

Origin’s platform technology translates into a massive decarbonization impact. By 2030, Origin’s operating plants could potentially avoid 8.3 million metric tons of carbon dioxide per year. This offsets the equivalent of an estimated 1.8 million passenger vehicles driven for a year.

Now I’ll turn it back to Rich to talk about our customers and contracts.

Rich Riley, Origin Materials

Thanks John. Turning to our financial outlook, we expect demand for our materials to exceed our ability to supply them for the foreseeable future. We have $1 billion+ of contractual customer demand and expect to continue adding to this as we build out plants.

After years of running our pilot plants, we are excited that our first large scale plant, Origin One, is under construction and anticipated to be operational by the end of 2022. Origin Two will be much larger than Origin One and our first commercial scale plant. It is expected to come online in 2025, and by 2028 we expect to have four plants supporting more than $2 billion of annual revenue.

In 2026, which is expected to be our first full year of full commercial scale operations we forecast revenue of $830 million and EBITDA of $296 million.

Over our forecast period, we project our EBITDA margins will grow to almost 60%, driven by operating leverage as we expand our capacity. Origin benefits from a diverse suite of products, allowing us to focus on the highest margin opportunities as we scale. It is important to note that there could be pricing and volume upside to our assumptions.

Finally, the capital we are raising in this transaction is anticipated to fund our plan to finance the construction of Origin One and Origin Two and achieve EBITDA profitability.

In closing, we believe our merger with Artius will allow Origin to fulfill its mission to enable the world’s transition to sustainable materials while creating significant shareholder value. In summary:

Artius Acquisition Inc. and Origin Materials Merger Announcement Conference Call Script February 17, 2021

•	Origin is an industry disrupter with a clear path to commercial scale, making us the clear category leader in carbon negative materials

•	The company offers highly attractive solutions to companies seeking to decarbonize and is validated with over $1 billion of customer demand

•	Our technology uses non-food cost advantaged feedstocks instead of oil, which we estimate is 10x cheaper than bio alternatives

•	We have built a moat around our IP and our core technology is protected with 19 patent families

•	And finally, Origin has the leadership team and human capital in place to execute our vision

Today represents a major step and we couldn’t be more excited as we take Origin to the next level.

Thank you again for joining us.

We look forward to updating you on our progress.